SEPARATION AGREEMENT AND RELEASE

                                                                   EXHIBIT 10.37

      This Agreement is between TCSI Corporation, a Nevada corporation, ("TCSI") and Arthur H. Wilder ("WILDER").

      RECITALS: WILDER has resigned from his position as Chief Financial Officer, as of October 6, 2000 (the "Effective Date"). It is the present intention of the parties that WILDER will continue as an employee of TCSI for a period of five and one-half (5 1/2) months following the Effective Date, which period will be considered a leave of absence. To resolve and compromise any claims WILDER may have against TSCI, the parties agree as follows:

      1. LEAVE OF ABSENCE. Effective October 6, 2000 (the "Effective Date"), WILDER resigns from his position as Chief Financial Officer, Vice President, Secretary and Treasurer

      2. WILDER shall continue to be employed by TCSI from the Effective Date, but will be on a leave of absence, until the close of business on March 20, 2001 ("Leave of Absence"). During the Leave of Absence, WILDER shall not conduct any business on behalf of TCSI without the express written permission of TCSI's Chief Executive Officer.

      3. SALARY AND BENEFITS CONTINUATION. During the Leave of Absence, Wilder shall receive the salary and benefits set forth in this section. Except as set forth herein, Wilder shall not be entitled to any other salary payments or benefits during the Leave of Absence.

            (A) SEVERANCE PAYMENT. TCSI shall continue WILDER's salary during the Leave of Absence ("Severance Payment"). Payments shall be regular salary payments (based on an annual rate of $173,250 per year), less any withholdings required by law. This Severance Payment represents a settlement and compromise of any potential claims that WILDER may have against TCSI.

            (B) STOCK OPTIONS. WILDER's stock options shall continue to vest and be exercisable during his Leave of Absence pursuant to the terms of TCSI's 1991 Stock Incentive Plan.

            (C) MEDICAL AND DENTAL BENEFITS. WILDER's medical and dental coverage shall be continued during the Leave of Absence. Medical and dental coverage during this period shall be the same as that provided to WILDER as of the Effective Date. WILDER will continue to be responsible for any payments he would otherwise be required to make under the TCSI medical and dental benefit plans of which WILDER is a participant at the time of the Effective Date. After March 20, 2001, TCSI shall provide WILDER with COBRA benefits as required by law, with WILDER to pay the COBRA premiums.

      3. OFFICE EQUIPMENT. WILDER shall retain possession and ownership rights to the office equipment listed in Exhibit A to this Agreement.

      4. EMPLOYER'S OBLIGATIONS. TCSI's obligations under this Agreement shall not commence until the eighth day after WILDER has executed this Agreement.


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      5. EMPLOYEE OBLIGATIONS.

            (A) RETURN OF PROPERTY. WILDER shall promptly return to TCSI all documents and records obtained by WILDER in the course of, or incident to, his employment with TCSI.

            (B) CONFIDENTIAL INFORMATION. WILDER shall not, for the benefit of any person or entity other than TCSI, disclose or use any proprietary and/or trade secret information regarding TCSI's business operations which WILDER obtained during his employment with TCSI and which is not in the public domain.

            (C) NON-SOLICITATION OF EMPLOYEES. WILDER specifically agrees that during the term of this Agreement and for a period of one (1) year thereafter, WILDER shall not, directly or indirectly, either for himself or for any other person, firm, corporation or other legal entity, solicit then employee of TCSI to leave the employment of TCSI.

      6. RELEASE. WILDER and his representatives, heirs, successors, and assigns do hereby completely release and forever discharge TCSI, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, assigns, and affiliates (collectively, "Released Parties") from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or unmatured, which WILDER may have now or in the future arising from any act or omission or condition occurring on or prior to the Effective Date (including, without limitation, the future effects of such acts, omissions, or conditions), whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation. By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code as well as any claims asserting wrongful termination, fraud, harassment, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Released Claims shall also include, but not be limited to, claims for severance pay, bonuses, sick leave, vacation pay, life or health insurance, or any other fringe benefit. Notwithstanding the foregoing, Released Claims shall not include (i) any claims based on obligations created by or reaffirmed in this Agreement; (ii) any vested pension rights or any workers' compensation claims (the settlement of which would require approval by the California Workers' Compensation Appeals Board); and (iii) any claims for short- or long-term disability insurance benefits.

      7. SECTION 1542 WAIVER. The parties understand and agree that the Released Claims include not only claims presently known to WILDER, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims as described in Section
6. WILDER understands that he may hereafter discover facts different from


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what he now believes to be true, which if known, could have materially affected this Agreement, but he nevertheless waives any claims or rights based on different or additional facts. WILDER knowingly and voluntarily waives any and all rights or benefits that he may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

      8. AGE DISCRIMINATION CLAIMS. WILDER understands and agrees that, by entering into this Agreement, (i) he is waiving any rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (ii) he has received consideration for this release; (iii) he has been advised to consult with an attorney before signing this Agreement; and (iv) he has been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one (21) days prior to his execution of the Agreement. WILDER may revoke this Agreement (by written notice to TCSI) for a period of seven (7) days after his execution of the Agreement, and it shall become enforceable only upon the expiration of this revocation period without prior revocation by WILDER.

      9. COVENANT NOT TO SUE. WILDER shall not sue or initiate against any Released Party any compliance review, administrative action, lawsuit or other proceeding, or participate in the same, individually or as a member of a class, under any contract (express or implied), or any federal, state, or local law, statute, or regulation pertaining in any manner to the Released Claims.

      10. CONFIDENTIALITY. The parties understand and agree that this Agreement and each of its terms, and the negotiations surrounding it, are confidential and shall not be disclosed by either party to any entity or person, for any reason, at any time, without the prior written consent of the other party, unless required by law or necessary to obtain advice of an attorney or an accountant.

      11. NONADMISSION. The parties understand and agree that this is a compromise settlement of potential claims and that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by TCSI. The liability for any and all claims is expressly denied by TCSI.

      12. ARBITRATION. To the fullest extent permitted by law, all claims that WILDER may have against TCSI or any other Released Party, or which TCSI may have against WILDER, in any way related to the subject matter, interpretation, application, or alleged breach of this Agreement ("Arbitrable Claims") shall be resolved by arbitration. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended, and as augmented by this Agreement. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate


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or prosecute any lawsuit or administrative action in any way related to any
Arbitrable Claim. Notwithstanding the foregoing, either party may, at its option, seek injunctive relief pursuant to section 1281.8 of the California Code of Civil Procedure. The California Arbitration Act shall govern the interpretation and enforcement of this Section 13. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

      13. INTEGRATION. The parties understand and agree that the preceding Sections recite the sole consideration for this Agreement; that no representation or promise has been made by WILDER, TCSI, or any other Released Party concerning the subject matter of this Agreement, except as expressly set forth in this Agreement; and that all agreements and understandings between the parties concerning the subject matter of this Agreement are embodied and expressed in this Agreement. This Agreement shall supersede all prior or contemporaneous agreements and understandings among WILDER, TCSI, and any other Released Party, whether written or oral, express or implied, with respect to the employment, termination, and benefits of WILDER, including without limitation, any employment-related agreement or benefit plan, except to the extent that the provisions of any such agreement or plan have been expressly referred to in this Agreement as having continued effect.

      14. AMENDMENTS; WAIVERS. This Agreement may not be amended except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

      15. ASSIGNMENT; SUCCESSORS AND ASSIGNS. WILDER agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. WILDER represents that he has not previously assigned or transferred any claims or rights released by her pursuant to this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, attorneys, and permitted assigns. This Agreement shall also inure to the benefit of any Released Party. This Agreement shall not benefit any other person or entity except as specifically enumerated in this Agreement.

      16. SEVERABILITY. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

      17. ATTORNEYS' FEES. In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.


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      18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

      19. INTERPRETATION. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.


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      I understand and agree to the terms and conditions of this Agreement.


         /s/ Arthur H. Wilder               Dated:  October 25, 2000
-----------------------------                       ----------------
             ARTHUR H. WILDER



      I understand and agree to the terms and conditions of this Agreement.


TCSI Corporation



        /s/ Yasushi Furukawa                Dated: October 25, 2000
----------------------------                      -----------------
      By:   Yasushi Furukawa
      Its:  President and CEO


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                                    EXHIBIT A

Laptop Computer             Serial # 28982230-3110732         TCSI Asset # 33139

3.5" Floppy Disk Drive      Serial # 195946021-1012002


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